Exhibit 4.3

Capstone Turbine Corporation

Purchase Warrant for Common Shares

October 1, 2020

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE PLEDGED, SOLD, OFFERED FOR SALE, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER OR EXEMPTION FROM SUCH ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

TABLE OF CONTENTS

Page

1.EXERCISE OF WARRANT1

1.1Manner of Exercise; Payment1

1.2Beneficial Ownership Limitation; Trading Exchange Limitation.2

1.3When Exercise Effective3

1.4Automatic Cashless Exercise3

1.5Delivery of Stock Certificates and New Warrant3

1.6Company to Reaffirm Obligations4

1.7Continuation of Rights in Warrant Shares Following Exercise4

2.CERTAIN ADJUSTMENTS4

2.1Anti-Dilution Ratio4

2.2Subsequent Equity Sales4

2.3Dividends and Distributions8

2.4No Further Adjustment8

3.CONSOLIDATION, MERGER, ETC.8

3.1Adjustments for Consolidation, Merger, Sale of Assets, Reorganizations, etc.8

3.2Assumption of Obligations9

4.OTHER DILUTIVE EVENTS9

5.NO DILUTION OR IMPAIRMENT9

6.NOTICES OF CORPORATE ACTION9

7.REGISTRATION RIGHTS10

7.1Generally.10

7.2Shelf Registration Rights.10

7.3Expenses.10

7.4Deemed Underwriter.11

7.5Obligations of the Company.11

7.6Obligations of the Holder.13

7.7Indemnification.13

8.PUT OF WARRANTS15

8.1Put Right15

9.AVAILABILITY OF INFORMATION15

10.RESERVATION OF EQUITY SECURITIES, ETC16

11.OWNERSHIP, TRANSFER AND SUBSTITUTION OF WARRANTS16

11.1Ownership of Warrants16

11.2Office; Transfer and Exchange of Warrants16

11.3Assistance in Disposition of Warrant or Warrant Shares17

11.4Equity Conversion.17

11.5Replacement of Warrants17

12.REPRESENTATIONS AND WARRANTIES18

12.1Representations and Warranties of the Company18

12.2Representations and Warranties of the Holders18

13.DEFINITIONS20

14.RESERVED.24

15.INFORMATION RIGHTS.24

16.MULTIPLE HOLDERS; VOTING RIGHTS; NO LIABILITIES AS A STOCKHOLDER24

16.1Multiple Holders24

16.2No Liabilities As a Stockholder24

17.NO EFFECT ON LENDER RELATIONSHIP24

18.CORPORATE OPPORTUNITIES AND CONFLICTS OF INTEREST25

18.1General25

18.2Duties of the Purchasers25

18.3Corporate Opportunities Defined26

19.NON PROMOTION26

20.USE OF LOGO26

21.LOCK-UP LIMITATIONS26

22.NOTICES26

22.1Manner of Delivery26

22.2Place of Delivery27

23.WAIVERS; AMENDMENTS27

24.INDEMNIFICATION.27

24.1Generally27

24.2Other Indemnitors28

24.3Certain Limitations28

24.4Other28

25.MISCELLANEOUS.29

25.1Expenses29

25.2Successors and Assigns29

25.3Severability29

25.4Equitable Remedies29

25.5Continued Effect29

25.6Governing Law29

25.7Waiver of Jury Trial29

25.8Construction30

25.9Counterparts30

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE PLEDGED, SOLD, OFFERED FOR SALE, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER OR EXEMPTION FROM SUCH ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

CAPSTONE TURBINE CORPORATION

Purchase Warrant for Common Shares

No. W-1New York, New YorkOctober 1, 2020

CAPSTONE TURBINE CORPORATION, a Delaware corporation (the “Company”), for payment of $10,000 received on the date hereof, hereby certifies that Special Situations Investing Group II, LLC (the “Purchaser”) and the other Holders (if any), are entitled to purchase from the Company (i) up to 291,295 Warrant Shares (as defined below), which Warrant Shares represent approximately two and two tenths percent (2.2%) of the Common Shares outstanding on a fully diluted basis as of the date hereof (the “Aggregate Warrant Shares”), (i) at an exercise price per share equal to $4.76 (the “Per Share Warrant Exercise Price”), (i) at any time on or after October 1, 2020 and on or before 5:00 P.M., New York, New York time on February 4, 2024 (the “Expiration Date”). Certain capitalized terms used herein are defined in Section 13.

1.EXERCISE OF WARRANT
1.1Manner of Exercise; Payment. The Holder may exercise this Warrant (or portion thereof owned by the Holder, as the case may be), in whole or in part, during normal business hours on any Business Day on or prior to the Expiration Date, by surrender of this Warrant to the Company at its Chief Executive Office, accompanied by a subscription (in the form attached to this Warrant as Exhibit I (the “Notice of Exercise”)) duly executed by the Holder and accompanied by payment, at the Holder’s election, (a) in cash, (b) by certified check payable to the order of the Company, (c) by wire transfer of immediately available funds, (d) on and after February 4, 2021 by cancellation of Warrant Shares, with any such Warrant Shares so cancelled being credited against such payment in an amount equal to the last Weighted Average Price immediately preceding the time of delivery of the Notice of Exercise pursuant to this clause (d) (to clarify, the “last Weighted Average Price” will be the last Weighted Average Price as calculated over an entire Trading Day such that, in the event that this Warrant is exercised at a time that the Principal Trading Market is open, the prior Trading Day’s Weighted Average Price shall be used in this calculation) (a “Cashless Exercise”), or (e) if the Holder is the Purchaser or any of its Affiliates, by the surrender by the Holder to the Company of any indebtedness of the Company held by the Holder, with any such indebtedness of the Company so surrendered being credited against such payment in an amount equal to the then outstanding principal amount thereof plus accrued interest thereon through the date of surrender, or by any combination of any of the foregoing methods, of the amount obtained by multiplying (i) the number of Warrant Shares designated in such subscription by (ii) the Per Share Warrant Exercise Price, and the Holder shall thereupon be entitled to receive the number and type of duly authorized Warrant Shares, determined as provided in Sections 2 through 4.The Company acknowledges that the provisions of clauses (d) and (e) are intended, in part, to ensure that a full or partial exchange of this Warrant will qualify as a conversion, within the meaning of paragraph (d)(3)(ii) of Rule 144 promulgated by the Commission under the Securities Act (“Rule 144”). At the request of the Holder, the Company will accept reasonable modifications to the exchange procedures provided for in this Section 1.1 in order to accomplish such intent. For the avoidance of doubt, this Warrant shall only be exercisable at the Per Share Warrant Exercise Price.

1.2Beneficial Ownership Limitation; Trading Exchange Limitation. Notwithstanding anything herein to the contrary, the Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise, and shall be deemed not to have exercised, any portion of this Warrant, to the extent that, after giving effect to an attempted exercise, such Holder (together with any Persons whose beneficial ownership of Common Shares would be aggregated with the Holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the Commission, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)) would beneficially own in the aggregate a number of Common Shares in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the aggregate number of Common Shares beneficially owned by such Holder and its Attribution Parties shall include the number of Common Shares issuable upon exercise of this Warrant subject to the Notice of Exercise with respect to which such determination is being made, but shall exclude the number of Common Shares which are issuable upon (A) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Holder or any of its Attribution Parties that, in the case of both (A) and (B), are subject to a limitation on conversion or exercise similar to the limitation contained herein.

For purposes of this Section 1.2, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In order to ensure that a Holder and its Attribution Parties do not exceed the Beneficial Ownership Limitation in connection with any Notice of Exercise, upon delivery of any Notice of Exercise, such Holder shall inform the Company in such Notice of Exercise of the number of Common Shares then beneficially owned by such Holder and its Attribution Parties as determined in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission, and such notice shall be deemed not to be delivered to the extent (and only to the extent) such Beneficial Ownership Limitation would be exceeded.

The Company shall be entitled to rely on representations made to it by the Holder in any Notice of Exercise regarding its beneficial ownership of Common Shares. Upon the written request of a Holder (which may be by email), the Company shall, within two (2) Business Days thereof, confirm in writing to such Holder (which may be via email) the number of Common Shares then outstanding.

The “Beneficial Ownership Limitation” shall initially be 4.9% of the number of Common Shares outstanding immediately after giving effect to the issuance of Common Shares pursuant to such Notice of Exercise (to the extent permitted pursuant to this Section 1.2). Notwithstanding the foregoing, by written notice to the Company, which will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, the Holder may reset the Beneficial Ownership Limitation percentage to a higher or lower percentage; provided that any such higher or lower percentage will apply only to the Holder delivering such notice and not to any other Holder of Warrants.  The foregoing notwithstanding, in no event shall the Warrant Shares issuable upon the exercise of the Warrants, when taken together with the warrant shares issuable upon the exercise of that certain purchase warrant agreement for common shares between the Company and the Purchaser dated as of February 4, 2019, in the aggregate exceed 2,213,549 Common Shares, which Common Shares represent 19.99% of the number of Common Shares outstanding on the date hereof (the “Trading Exchange Limitation”). Upon such a change by a Holder of the Beneficial Ownership Limitation, the Beneficial Ownership Limitation may not be further amended by such Holder without first providing the minimum 61-day notice required by this Section 1.2.  Notwithstanding the foregoing, at any time following notice of a Sale Transaction, the Holder may waive and/or change the Beneficial Ownership Limitation effective immediately upon written notice to the Company and may reinstitute a Beneficial Ownership Limitation at any time thereafter effective immediately upon written notice to the Company. The Trading Exchange Limitation contained in this paragraph may not be waived and shall apply to any successor Holder of this Warrant.

1.3When Exercise Effective. Subject to Section 1.2, each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the Business Day on which this Warrant shall be deemed to have been surrendered to the Company as provided in Section 1.1, and, at such time, the Person or Persons in whose name or names any Warrant Shares shall be issuable upon such exercise as provided in Section 1.5 shall be deemed to have become the holder or holders of record thereof.
1.4Automatic Cashless Exercise.  To the extent that there has not been an exercise of any portion of this Warrant by the Holder pursuant to Section 1.1 hereof, any such portion of the Warrant that remains unexercised shall, to the extent such portion of the Warrant has positive intrinsic value as of the Expiration Date, be exercised automatically in whole (not in part), upon the Expiration Date through a Cashless Exercise; provided, that, in lieu of any fractional Warrant Share to which the Holder would otherwise be entitled, the Company shall deliver to the Holder an amount in cash equal to the same fraction of the Closing Sale Price per Warrant Share on the Business Day next preceding the date of such exercise.
1.5Delivery of Stock Certificates and New Warrant. As soon as practicable after each exercise of this Warrant, in whole or in part, the Company at its sole expense (including the payment by it of any issue taxes) will cause to be issued in the name of and delivered to the Holder or, subject to Section 11, as the Holder (upon payment by the Holder of any applicable transfer taxes) may direct:
(a)(i) stock certificate or certificates for the number of duly authorized Warrant Shares to which the Holder shall be entitled upon such exercise free of restrictive legends, or (ii) an electronic delivery of the Warrant Shares to the Holder’s account at the Depository Trust Company (“DTC”) or a similar organization, unless in the case of clause (i) and (ii) a registration statement covering the resale of the Warrant Shares and naming the Holder as a selling stockholder thereunder is not then effective or the Warrant Shares are not freely transferable without volume and manner of sale restrictions pursuant to Rule 144 under the Securities Act, in which case such Holder shall receive a certificate for the Warrant Shares issuable upon such exercise with appropriate restrictive legends (it being understood that following the issuance of a legal opinion reasonably acceptable to the Company (if such an opinion is requested by the Company), the Holder may request book entry notation at the Company’s transfer agent).  If the Warrant Shares are to be issued free of all restrictive legends, the Company shall, upon the written request of the Holder, use its commercially reasonable efforts to deliver, or cause to be delivered, Warrant Shares hereunder electronically through DTC or another established clearing corporation performing similar functions, if available; provided, that, the Company may, but will not be required to, change its transfer agent if its current transfer agent cannot deliver Warrant Shares electronically through such a clearing corporation;
(b)in lieu of any fractional Warrant Share to which the Holder would otherwise be entitled, cash in an amount equal to the same fraction of the Closing Sale Price per Warrant Share on the Business Day next preceding the date of such exercise; and
(c)in case such exercise is in part only, a new Warrant or Warrants of like tenor, dated the date hereof, and calling for (in the aggregate on the face or faces thereof) the number of Warrant Shares equal (without giving effect to any subsequent adjustment thereof) to the number of such Common Shares called for on the face of this Warrant (as adjusted pursuant to the terms hereof through the applicable exercise date) minus the number of such Common Shares designated by the Holder upon such exercise.

1.6Company to Reaffirm Obligations. The Company will, at the time of each exercise of this Warrant, upon the request of the Holder, acknowledge in writing its continuing obligation to afford to the Holder all rights to which the Holder is entitled after such exercise in accordance with the terms of this Warrant; provided, however, that if the Holder shall fail to make any such request, then such failure shall not affect the continuing obligation of the Company to afford such rights to the Holder. Additionally, upon request of the Holder, the Company shall provide to the Holder its calculation of the Aggregate Warrant Shares as of the date of the Holder’s request (or such other date provided for in such request), along with supporting documentation relating thereto.
1.7Continuation of Rights in Warrant Shares Following Exercise. Upon any exercise of this Warrant, all Warrant Shares issued in connection therewith shall continue to have the benefit of all of the rights set forth in this Warrant, and all of such rights shall inure to the benefit of the holder thereof with respect thereto, as if this Warrant had not been exercised and the holder thereof was the Holder with respect thereto. The Holder agrees and undertakes that if the Holder proposes to Transfer any Warrants or Warrant Shares issuable upon exercise thereof to persons other than the Affiliates of the Holder that are controlled by The Goldman Sachs Group, Inc., and if such Warrant or Warrant Shares are not then registered for resale pursuant to an effective registration statement under the Securities Act and bears a restrictive legend, then the Holder proposing to make such Transfer shall give written notice to the Company describing briefly the manner in which any such proposed Transfer is to be made, and no such Transfer shall be made unless the Company shall have received an opinion of counsel for the Holder reasonably acceptable to the Company that registration under the Securities Act is not required with respect to such Transfer. For the avoidance of doubt, in the event of a transfer of any Warrants or Warrant Shares issuable upon exercise thereof bear a restrictive legend to Affiliates of the Holder that are controlled by the Goldman Sachs Group, Inc., the Company will not be required to remove such restrictive legend as a result of such transfer unless the Company receives an opinion of counsel for the Holder reasonably acceptable to the Company to the effect that such restrictive legend may be removed.
2.CERTAIN ADJUSTMENTS
2.1Anti-Dilution Ratio.  The number of Warrant Shares issuable to the Holder upon exercise of this Warrant at the Per Share Warrant Exercise Price shall be adjusted, from time to time, by multiplying the (a) the number of Warrant Shares by (b) the Anti-Dilution Ratio (as defined below) in effect at the time of such adjustment. The Anti-Dilution Ratio shall be a fraction, the numerator of which shall be the Per Share Warrant Exercise Price and the denominator of which shall be the Per Share Anti-Dilution Price (calculated and adjusted as set forth below) in effect at the time of such adjustment (the “Anti-Dilution Ratio”); provided that the Per Share Anti-Dilution Price in effect on the date of execution of the Note Purchase Agreement shall be deemed to be equal to the Per Share Warrant Exercise Price; provided further that the Per Share Anti-Dilution Price shall be provided to Holder, calculated in accordance with the provision of Section 2.2(a) below, by the Company on a quarterly basis. Notwithstanding anything to the contrary in this Warrant, while the aggregate number of Warrant Shares issuable upon the exercise of this Warrant may increase, the aggregate purchase price for all Warrant Shares issuable upon exercise of this Warrant shall not be increased.
2.2Subsequent Equity Sales.
(a)Except as provided in Section 2.2(d) if and whenever the Company shall issue or sell, or is, in accordance with any of Sections 2.2(b)(i) through 2.2(b)(vii) deemed to have issued or sold, any Common Shares for no consideration or for a consideration per share less than the Per Share Warrant Exercise Price on the Business Day on which such issuance or sale occurred or was deemed to occur, then and in each such case (a “Trigger Issuance”) the Per Share Anti-Dilution Price shall be reduced as of the close of business on the effective date of the Trigger Issuance, to a price determined as follows:

AD2 = AD1 x (A + B)

(A + C)

where

“AD2” shall mean the Per Share Anti-Dilution Price in effect immediately after such issuance or deemed issuance of Additional Common Shares

“AD1” shall mean the Per Share Anti-Dilution Price in effect immediately prior to such issuance or deemed issuance of Additional Common Shares

“A” shall mean the number of Common Shares outstanding immediately prior to such issuance or deemed issuance of Additional Common Shares (treating for this purpose as outstanding, without duplication, all Common Shares (i) issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or (ii) issuable upon conversion or exchange of Convertible Securities (including this Warrant) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue;

“B” shall mean the number of Common Shares that would have been issued if such Additional Common Shares had been issued or deemed issued at a price per share equal to AD1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by AD1); and

“C” shall mean the number of such Additional Common Shares issued in such transaction.

For purposes of this Section 2.2, “Additional Common Shares” shall mean all Common Shares issued by the Company or deemed to be issued pursuant to this Section 2.2, other than Excluded Issuances as defined in Section 2.2(c). For purposes of this Section 2.2, all sales made by the Company in “at-the-market” offerings during any one quarter shall be aggregated and deemed one sale which shall be deemed to have occurred on the last day of such quarter (such aggregated sales, the “Quarterly ATM Issuance”) and, for purposes of determining whether a Trigger Issuance has occurred, each Quarterly ATM Issuance shall be deemed to have been sold at a price equal to the weighted average price of all sales made by the Company in “at-the-market” offerings during such quarter.

(b)For purposes of this Section 2.2, the following Sections 2.2(b)(i) through 2.2(b)(vii) shall also be applicable:
(i)Issuance of Rights or Options. In case at any time the Company shall in any manner grant (directly and not by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Shares or any stock or security convertible into or exchangeable for Common Shares (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Shares are issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus (y) the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus (z), in the case of such Options that relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of Common Shares issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options, without taking into account potential anti-dilution adjustments) shall be less than the Per Share Anti-Dilution Price in effect immediately prior to the issuance of such Options, then the total number of Common Shares issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Per Share Anti-Dilution Price. Except as otherwise provided in Section 2.2(b)(iii), no adjustment of the Per Share Anti-Dilution Price shall be made upon the actual issue of such Common Shares or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Shares upon conversion or exchange of such Convertible Securities.
(ii)Issuance of Convertible Securities. In case the Company shall in any manner issue (directly and not by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Shares are issuable upon such conversion or exchange (determined by dividing (A) the sum (which sum shall constitute the applicable consideration) of (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus (y) the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total number of Common Shares issuable upon the conversion or exchange of all such Convertible Securities without taking into account potential anti-dilution adjustments) shall be less than the Per Share Anti-Dilution Price in effect immediately prior to the issuance of such Convertible Securities, then the total maximum number of Common Shares issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Per Share Anti-Dilution Price, provided that (A) except as otherwise provided in Section 2.2(b)(iii), no adjustment of the Per Share Anti-Dilution Price shall be made upon the actual issuance of such Common Shares upon conversion or exchange of such Convertible Securities and (B) no further adjustment of the Per Share Anti-Dilution Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Per Share Anti-dilution Price have been made pursuant to the other provisions of this Section 2.2.
(iii)Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in Section 2.2(b)(i), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Sections 2.2(b)(i) or 2.2(b)(ii), or the rate at which Convertible Securities referred to in Sections 2.2(b)(i) or 2.2(b)(ii) are convertible into or exchangeable for Common Shares shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Per Share Anti-Dilution Price in effect at the time of such event shall forthwith be readjusted to the Per Share Anti-Dilution Price that would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.
(iv)Stock Splits and Combinations.  If the Company shall at any time or from time to time after the date hereof effect a subdivision of the outstanding Common Shares, the Per Share Anti-Dilution Price in effect immediately before that subdivision shall be proportionately decreased so that the number of Common Shares issuable on conversion of each Common Share shall be increased in proportion to such increase in the aggregate number of Common Shares outstanding.  If the Company shall at any time or from time to time after the date hereof combine the outstanding Common Shares, the Per Share Anti-Dilution Price in effect immediately before the combination shall be proportionately increased so that the number of Common Shares issuable on conversion of each Common Share shall be decreased in proportion to such decrease in the aggregate number of Common Shares outstanding.  Any adjustment under this Section 2.2(b)(iv) shall become effective at the close of business on the date the subdivision or combination becomes effective.
(v)Consideration.  In case any Common Shares, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the gross amount received by the Company therefor. In case any Common Shares, Options or Convertible Securities shall be issued or sold for consideration other than cash, the amount of consideration other than cash received by the Company shall be the Fair Market Value of such consideration. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board. If Common Shares, Options or Convertible Securities shall be issued or sold by the Company and, in connection therewith, other Options or Convertible Securities (the “Additional Rights”) are issued, then the consideration received or deemed to be received by the Company shall be reduced by the Fair Market Value of the Additional Rights.
(vi)Record Date.In case the Company shall take a record of the holders of its Common Shares for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Shares, Options or Convertible Securities or (ii) to subscribe for or purchase Common Shares, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the Common Shares deemed to have been issued or sold (in accordance with this Section 2.2(b) upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.
(vii)Treasury Shares.  The number of Common Shares outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly-owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof) shall be considered an issue or sale of Common Shares for the purpose of this Section 2.2.
(c)Notwithstanding the foregoing, no adjustment will be made under this Section 2.2 in respect of: (i) any Common Shares which, as of the date hereof, are (A) issuable upon exercise of Options outstanding or (B) issuable upon conversion or exchange of Convertible Securities

(including this Warrant) outstanding (assuming exercise of any outstanding Options therefor), (ii) the issuance of securities upon the exercise or conversion of any Common Shares or Common Shares equivalents issued by the Company prior to the date hereof, or (iii) Common Shares, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on the Common Shares covered by Sections 2.2(b)(iv) (other than as set forth in such section), 2.3, or 3.1 (collectively, “Excluded Issuances”).
(d)Trading Exchange Limitation.  In no event shall the Per Share Anti-Dilution Price be reduced so as to not comply with the Trading Exchange Limitation.
(e)No adjustment pursuant to this Section 2.2 shall be made if such adjustment would result in an increase of the Per Share Anti-Dilution Price then in effect.
2.3Dividends and Distributions. If the Company at any time or from time to time after the date hereof declares, orders, pays or makes a dividend or other distribution (including any distribution of cash, securities (including, for the avoidance of doubt, the issuance of any stock purchase rights under the Rights Plan or otherwise) or other property, by way of dividend or spin-off, reclassification, recapitalization or similar corporate rearrangement or otherwise) or makes any payment on or with respect to its Equity Securities then, and in each such case, the Holder shall be entitled to receive an amount in cash, securities or other property as if this Warrant had been exercised in full and converted to Warrant Shares in accordance with the provisions of Section 1.1 (without giving effect to Section 1.2) immediately prior to the close of business on the day immediately preceding the record date; provided, however, that to the extent that the Holder’s right to convert, exercise or exchange Equity Securities received under this Section 2.3 would result in the Holder and the other Attribution Parties exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to convert, exercise or exchange such Equity Securities Right to such extent and the right to convert, exercise or exchange such Equity Securities to such extent shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Beneficial Ownership Limitation, at which time or times the Holder shall be granted such right (and any right to convert, exercise or exchange Equity Securities granted, issued or sold on such initial Equity Security or on any subsequent Equity Security to be held similarly in abeyance) to the same extent as if there had been no such limitation).
2.4No Further Adjustment.  Except as otherwise set forth in this Warrant, no adjustment to the Per Share Anti-Dilution Price shall be made for any dividend which, at the time of calculation of the Per Share Anti-Dilution Price, shall have been declared but unpaid.
3.CONSOLIDATION, MERGER, ETC.
3.1Adjustments for Consolidation, Merger, Sale of Assets, Reorganizations, etc. If after the date hereof the Company shall (a) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation of such consolidation or merger, (b) permit any other Person to consolidate with or merge into the Company and the Company shall be the continuing or surviving Person but, in connection with such consolidation or merger, the Warrant Shares shall be changed into or exchanged for cash or securities of any other Person or any other property, (c) Transfer all or substantially all of its properties or assets to any other Person or (d) effect a capital reorganization or reclassification of the Warrant Shares and/or its Equity Securities or a conversion to a new domicile (other than a capital reorganization or reclassification to the extent that such capital reorganization or reclassification results in the issuance of Additional Common Shares for which adjustment in the Per Share Anti-Dilution Price is provided in Section 2.2), then, and in the case of each such transaction, proper provision shall be made so that upon the basis and the terms and in the manner provided in this

Warrant, the Holder, upon the exercise of this Warrant at any time after the consummation of such transaction, shall be entitled to receive (after giving effect to the payment of the Per Share Warrant Exercise Price), in lieu of the Warrant Shares issuable upon such exercise prior to such consummation, the greatest amount of cash, securities or other property to which the Holder would actually have been entitled as an equity holder upon such consummation if the Holder had exercised the rights represented by this Warrant immediately prior thereto, subject to adjustments (subsequent to such consummation) as nearly equivalent as possible to the adjustments provided for in Sections 2, 3 and 4.

3.2Assumption of Obligations. Notwithstanding anything contained in this Warrant or in the Note Purchase Agreement to the contrary, the Company will not effect any of the transactions described in Section 3.1 unless, prior to the consummation thereof, each Person (other than the Company) that may be required to deliver any cash, securities or other property upon the exercise of this Warrant as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the Holder, (a) the obligations of the Company under this Warrant (and if the Company shall survive the consummation of such transaction, such assumption shall be in addition to, and shall not release the Company from, any continuing obligations of the Company under this Warrant) and (b) the obligation to deliver to the Holder such cash, securities or other property as, in accordance with the foregoing provisions of this Section 3, the Holder may be entitled to receive, and such Person shall have similarly delivered to the Holder an opinion of counsel for such Person, which counsel and opinion shall be reasonably satisfactory to the Holder, stating that this Warrant shall thereafter continue in full force and effect and the terms hereof (including all of the provisions of this Section 3) shall be applicable to the cash, securities or other property that such Person may be required to deliver upon any exercise of this Warrant or the exercise of any rights pursuant hereto. Nothing in this Section 3 shall be deemed to authorize the Company to enter into any transaction requiring the consent of the Purchaser or any of its Affiliates (or any other Holder) in any Transaction Document.
4.OTHER DILUTIVE EVENTS. If any event shall occur as to which the provisions of Sections 2 or 3 are not strictly applicable but with respect to which the failure to make any adjustment would not fairly protect the Holders or the antidilution rights represented by this Warrant in accordance with its essential intent and principles, then, in each such case, at the request of the Holder, the Company shall appoint a firm of independent investment bankers of recognized national standing (which shall be completely independent of the Company and shall be reasonably satisfactory to the Holder), which shall give its opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in Sections 2 and 3, necessary to preserve, without dilution, the purchase rights or rights to the issuance of additional Equity Securities represented by this Warrant. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the Holder and shall make the adjustments described therein.
5.NO DILUTION OR IMPAIRMENT. The Company shall not, by amendment of its Articles or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against dilution or other impairment. Without limiting the generality of the foregoing, the Company (a) will not permit the par value of any Warrant Shares to exceed the amount payable therefor upon such exercise, (b) will take all such action as may be reasonably necessary or appropriate in order that the Company may validly and legally issue the Warrant Share and (c) will not take any action that results in the total number of Warrant Shares issuable upon exercise of the Warrant exceeding the total number of Common Shares then authorized by the Company’s Articles and available for the purpose of issuance upon such exercise.
6.NOTICES OF CORPORATE ACTION. If at any time prior to the expiration date of the Warrants and prior to their exercise in full, the Company agrees or commits to any taking by the Company of a record of the holders of any class of its Equity Securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any Equity Securities of the Company or any other property, or to receive any other right, then the Company will deliver to the Holder a notice, not less than 10 days prior to the proposed occurrence of such event, specifying the expected date of such event, together with all material information relating thereto, and shall promptly notify the Holder of all material developments relating thereto or as otherwise requested by the Holder. Additionally, within 5 days following the written request of the Holder, the Company shall provide to the Holder its calculation of the Per Share Anti-Dilution Price, along with supporting documentation relating thereto.

7.REGSTRATION RIGHTS.
7.1Generally. If any Registrable Securities required to be reserved for purposes of exercise of this Warrant require registration with or approval of any governmental authority under any federal or state law (other than the Securities Act) before such Registrable Securities may be issued, then the Company will, at its sole expense and as expeditiously as possible, cause such Registrable Securities to be duly registered or approved, as the case may be.
7.2Shelf Registration Rights. On or prior to the Filing Deadline, the Company shall prepare and file with the Commission a registration statement covering the resale of all of the Registrable Securities not already covered by an existing and effective registration statement for an offering to be made on a continuous basis pursuant to Rule 415 or, if Rule 415 is not available for offers and sales of the Registrable Securities, by such other means of distribution of Registrable Securities as the Holders may reasonably specify (the “Initial Registration Statement”).  The Initial Registration Statement shall be on Form S-3 (except if the Company is then ineligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on such other form available to register for resale the Registrable Securities as a secondary offering).  The Company shall use its commercially reasonable efforts to cause the registration statement to become effective within forty-five (45) days after the filing thereof. The Company shall use its commercially reasonable efforts to keep a registration statement for the resale of all Registrable Securities continuously effective until the earlier of (i) such time as all of the Registrable Securities covered by such Registration Statement have been publicly sold by the Holder and (ii) the date on which the Holder no longer holds Registrable Securities.
7.3Expenses. The Company will pay Registration Expenses (as defined in this Section 7.3) in connection with all registrations (which, for purposes of this section, shall include any qualifications, notifications and exemptions). “Registration Expenses” means all reasonable expenses incident to the Company’s performance of or compliance with Section 7, including all registration and filing fees (including fees of the Commission and a national stock exchange or national securities market), all fees and expenses of complying with state securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the fees and disbursements of counsel for the Company and of its independent public accountants, and premiums and other costs of policies of insurance against liabilities arising out of the public offering of such securities. In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by Section 7 (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder. All underwriting discounts, selling commissions, fees and disbursements of Holder’s Counsel (as defined below), and stock transfer taxes and other non-Registration Expenses applicable to the sale of the Registrable Securities of the Holders shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

7.4Deemed Underwriter. The Company agrees that, if a Holder or any of its Affiliates could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with any registration of the Company’s securities of any Holder or any of its Affiliates pursuant to this Warrant, and any amendment or supplement thereof (any such registration statement or amendment or supplement a “Deemed Underwriter Registration Statement”), then the Company will cooperate with such Holder or Affiliate in allowing such Holder or Affiliate to conduct reasonable and customary “underwriter’s due diligence” with respect to the Company and satisfy its obligations in respect thereof. In addition, at applicable Holder’s request, the Company will furnish to such Holder, on the date of the effectiveness of any Deemed Underwriter Registration Statement and thereafter from time to time on such dates as such Holder may reasonably request (a) a letter, dated such date, from the Company’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to such Holder, and (b) an opinion, dated as of such date, of counsel representing the Company for purposes of such Deemed Underwriter Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, including a standard “10b-5” statement for such offering, addressed to such Holder. The Company will also permit legal counsel to the applicable Holder to review and comment upon any such Deemed Underwriter Registration Statement at least ten (10) Business Days prior to its filing with the Commission and all amendments and supplements to any such Deemed Underwriter Registration Statement within a reasonable number of days prior to their filing with the Commission and not file any Deemed Underwriter Registration Statement or amendment or supplement thereto in a form to which such Holder’s legal counsel reasonably objects.
7.5Obligations of the Company. In connection with the Company’s obligations hereunder, the Company shall, as expeditiously as reasonably possible:
(a)prepare and file with the Commission a registration statement with respect to the Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective and, unless the Holders of a majority of the Registrable Securities registered thereunder notify the Company otherwise; provided, that, the Company shall furnish, at least five (5) Business Days before filing such registration statement, a prospectus relating thereto or any amendments or supplements relating to such a registration statement or prospectus, to counsel selected by the Requisite Holders (the “Holder’s Counsel”), copies of all such documents proposed to be filed for such counsel’s review and comment (it being understood that such five (5) Business Day period need not apply to successive drafts of the same document proposed to be filed so long as such successive drafts are supplied to such counsel in advance of the proposed filing by a period of time that is customary and reasonable under the circumstances) and not file any such registration statement, prospectus or amendment or supplement thereto in a form to which Holder’s Counsel reasonably objects;
(b)subject to the last paragraph of this Section 7.5, prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;
(c)notify in writing the Holder’s Counsel promptly (x) of the receipt by the Company of any notification with respect to any comments by the Commission with respect to such registration statement or prospectus or any amendment or supplement thereto or any request by the Commission for the amending or supplementing thereof or for additional information with respect thereto, (y) of the receipt by the Company of any notification with respect to the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or prospectus or any amendment or supplement thereto or the initiation of any action threatening any proceeding for that purpose and (z) of the receipt by the Company of any notification with respect to the suspension of the qualification of such Registrable Securities for sale in any jurisdiction or the initiation of any action threatening the qualification of such Warrant and/or Registrable Securities for sale in any jurisdiction;
(d)furnish to each Holder of Registrable Securities covered by such registration such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act and such other documents as such Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned thereby;
(e)use commercially reasonable efforts to register and/or to qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as may be required for the Holder to sell securities under the registration statement or as shall be reasonably requested by the Holders; provided, however, that the Company shall not be required in connection therewith or as a condition thereto (x) to qualify to do business in any such states or jurisdictions, (y) to file a general consent to service of process in any such states or jurisdictions or (z) to subject itself to taxation in any such states or jurisdictions;
(f)notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and, at the request of such Holder, prepare and furnish to such Holder a reasonable number of copies of a supplement to or amendment of such prospectus so that, as thereafter delivered to any offeree of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;
(g)provide a transfer agent and registrar (which may be the same entity and which may be the Company) for such Registrable Securities;
(h)use commercially reasonable efforts to cause such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if no such securities are so listed, use commercially reasonable efforts to cause such Registrable Securities to be listed on the New York Stock Exchange or the NASDAQ Stock Market; and
(i) subject to all of the other provisions of this Warrant, use commercially reasonable efforts to take all other steps necessary to effect the registration of the Registrable Securities contemplated hereby.

The Company may suspend the use of a prospectus included in any registration statement filed pursuant to this Section 7 if the Company is then in possession of material, non-public information, the disclosure of which the Board has reasonably determined in good faith would have a material adverse effect upon the Company. The Company shall promptly notify all Holders of Registrable Securities covered by such registration of any such determination by the Board and, upon receipt of such notice, each such Holder shall immediately discontinue any sales of securities pursuant to such registration statement. Upon such suspension, the Company shall take all commercially reasonable steps to cause the condition that caused such suspension to cease to exist as soon as practicable (but such efforts need not include the abandonment of any proposed transaction). The Company hereby agrees that no such suspension shall last more than forty-five (45) days without the prior written consent of the Requisite Holders, provided that such right to suspension shall be exercised by the Company not more than twice in any twelve (12)-month period.

7.6Obligations of the Holder. At least seven (7) Business Days prior to the first anticipated filing date of the Initial Registration Statement, the Company will notify the Holder of the information the Company reasonably requires from the Holder (including a selling stockholder questionnaire) which shall be completed and delivered to the Company promptly upon request and, in any event, within five (5) Business Days prior to the applicable anticipated filing date. The Holder further agrees that it shall not be entitled to be named as a selling securityholder in any registration statement, or use the prospectus contained in such registration statement, for offers and resales of Registrable Securities at any time, unless such Holder has returned to the Company such requested information (including the selling stockholder questionnaire). If a Holder of Registrable Securities returns such requested information (including the selling stockholder questionnaire) after the above deadline, the Company shall use its commercially reasonable efforts to take such actions as are required to name such Holder as a selling security holder in the registration statement or any pre-effective or post-effective amendment thereto and to include (to the extent not theretofore included) in such registration statement the Registrable Securities identified in such requested information. Each Holder acknowledges and agrees that the information provided to the Company as described in this Section 7.6 will be used by the Company in the preparation of the registration statement filed pursuant to this Section 7 and hereby consents to the inclusion of such information in the Registration Statement.
7.7Indemnification.
(a)In connection with any registration, subject to Section 7.7(d) below, the Company shall indemnify and hold harmless each Holder that is a selling holder of Registrable Securities and each of its Affiliates, each underwriter (as defined in the Securities Act), and directors, officers, employees and agents of any of them, and each other Person who participates in the offering of such securities and each other Person, if any, who controls (within the meaning of the Securities Act) such seller, underwriter or participating Person (collectively, the “Holder Indemnified Person”) against any losses, claims, damages or liabilities (collectively, the “liability”), joint or several, to which such Holder Indemnified Person may become subject under the Securities Act or any other statute or at common law, insofar as such liability (or action in respect thereof) arises out of or is based upon (w) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or any free writing prospectus used in connection with any offering, including but not limited to, any free writing prospectus used by the Company, the underwriters or the Holders, or (x) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (y) any violation by the Company of the Securities Act, any state securities or “blue sky” laws or any sale or regulation thereunder in connection with such registration, or (z) any information provided by the Company or at the instruction of the Company to any Person participating in the offer at the point of sale containing any untrue statement or alleged untrue statement of any material fact or omitting or allegedly omitting any material fact required to be included in such information or necessary to make the statements therein not misleading. Except as otherwise provided in Section 7.7(c) the Company shall reimburse each such Holder Indemnified Person in connection with investigating or defending any such liability; provided, however, that the Company shall not be liable to any Holder Indemnified Person in any such case to the extent that any such liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, preliminary or final prospectus, or amendment or supplement thereto, free writing prospectus, or other information, in reliance upon and in conformity with information furnished in writing to the Company by such Holder Indemnified Person specifically for use therein; and provided further, however, that the Company shall not be required to indemnify any Holder Indemnified Person against any liability arising from any untrue or misleading statement or omission contained in any preliminary prospectus if such deficiency is corrected in the final prospectus or for any liability which arises out of the failure of any Holder Indemnified Person to deliver a prospectus as required by the Securities Act
(b)In connection with any registration, subject to Section 7.7(d) below, a Holder selling any Registrable Securities included in such registration being effected shall indemnify and hold harmless each other selling holder of any Registrable Securities, the Company, its directors and officers, each underwriter and each other Person, if any, who controls (within the meaning of the Securities Act) the Company or such underwriter (collectively, the “Company Indemnified Persons” and together with the “Holder Indemnified Persons,” collectively, the “Indemnified Persons”), against any liability, joint or several, to which any such Holder Indemnified Person may become subject under the Securities Act or any other statute or at common law, insofar as such liability (or actions in respect thereof) arises out of or is based upon (x) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which securities were registered under the Securities Act at the request of such selling Holder, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, any free writing prospectus used in connection with such offering, including but not limited to, any free writing prospectus used by the Company, the underwriters, or the Holders, or (y) any omission or alleged omission by such selling Holder to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (z) any information provided at the instruction of the Company to any Person participating in the offer at the point of sale containing any untrue statement or alleged untrue statement of any material fact or omitting or allegedly omitting any material fact required to be included in such information or necessary to make the statements therein not misleading, and in the case of (x), (y) and (z) to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus, amendment or supplement thereto, free writing prospectus or other information, in reliance upon and in conformity with information furnished in writing to the Company by such selling Holder specifically for use therein. Such selling Holder shall reimburse any Holder Indemnified Person in connection with investigating or defending any such liability; provided, however, that in no event shall the liability of any Holder for indemnification under this Section 7 in its capacity as a seller of Warrants and/or Registrable Securities exceed the lesser of (i) that proportion of the total of such losses, claims, damages, expenses or liabilities indemnified against equal to the proportion of the total securities sold under such registration statement which is being held by such Holder, or (ii) the amount equal to the proceeds to such Holder of the securities sold in any such registration; and provided further, however, that no selling Holder shall be required to indemnify any Person against any liability arising from any untrue or misleading statement or omission contained in any preliminary prospectus if such deficiency is corrected in the final prospectus or for any liability which arises out of the failure of any Person to deliver a prospectus as required by the Securities Act.
(c)In the event the Company, any selling Holder or other person receives a complaint, claim or other notice of any liability or action, giving rise to a claim for indemnification under Section 7.7(a) or Section 7.7(b) above, the person claiming indemnification under such paragraphs shall promptly notify the person against whom indemnification is sought of such complaint, notice, claim or action, and such indemnifying person shall have the right to investigate and defend any such loss, claim, damage, liability or action.
(d)If the indemnification provided for in this Section 7.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Person with respect to any loss, claim, damage, expense or liability referred to therein, then the indemnifying party, in lieu of indemnifying such Indemnified Person hereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such any loss, claim, damage, expense or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the Indemnified Person, on the other hand, in connection with the statements or omissions that resulted in such any loss, claim, damage, expense or liability as well as any other relevant equitable considerations; provided, however, that in no event shall any contribution by a Holder under this Section 7.7(d) when combined with any other amounts paid by such Holder pursuant to this Section 7 exceed the lesser of (a) that proportion of the total of such losses, claims, damages, expenses or liabilities indemnified against equal to the proportion of the total securities sold under such registration statement which is being held by such Holder, or (b) the amount equal to the proceeds to such Holder of the securities sold in any such registration. The relative fault of the indemnifying party and of the Indemnified Person shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the Indemnified Person and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.
(e)The obligations of the Company and Holders under this Section 7.7 shall survive the completion of any offering of securities in a registration statement under this Section 7 or otherwise (and shall survive the termination of this Warrant).
8.PUT OF WARRANTS
8.1Put Right.
(a)At any time at the Holder’s sole discretion, the Holder may demand that the Company purchase all of this Warrant (or the underlying Warrant Shares) at an aggregate price of $1 (the “Redemption Price”) by delivery of a written notice to the Company (the date such notice is delivered to the Company shall hereinafter be referred to as, the “Put Demand Date”). Subject to the other provisions of this Section 8.1, the Redemption Price shall be payable to the Holder in immediately available funds on the day immediately following the Put Demand Date, upon surrender of this Warrant to the Company at its Chief Executive Office, by wire transfer to any account in the United States of America specified by written notice to the Company or by any other means agreed between the Holder and the Company.
(b)Upon surrender of the Warrant in accordance with the procedures set forth in Section 8.1(a), the right to purchase Warrant Shares represented by the Warrant shall terminate and the Warrant shall represent the right of the Holder to receive only the applicable aggregate Redemption Price from the Company in accordance with Section 8.1. The Holder’s right to demand redemption of this Warrant pursuant to this Section 8.1 shall be referred to herein as the Holder’s “Put Right.”
9.AVAILABILITY OF INFORMATION. The Company shall comply with the reporting requirements of Sections 13 and 15(d) of the Exchange Act and shall comply with all public information reporting requirements of the Commission (including Rule 144) from time to time in effect and relating to the availability of an exemption from the Securities Act for the sale of any Restricted Securities. The Company shall also cooperate with the Holder of any Restricted Securities in supplying such information as may be necessary for the Holder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of an exemption from the Securities Act for the sale of any Restricted Securities. The Company shall furnish to each Holder, promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by the Company to its securityholders, and copies of all regular and periodic reports and all registration statements and prospectuses filed by the Company with any securities exchange or with the Commission.

10.RESERVATION OF EQUITY SECURITIES, ETC. The Company shall, if applicable, at all times reserve and keep authorized and available, solely for issuance and delivery upon exercise of this Warrant, the number of Warrant Shares from time to time issuable upon exercise in full of this Warrant. All Registrable Securities issuable upon exercise of this Warrant shall be duly authorized and, when issued upon such exercise, shall be validly issued and, in the case of shares, fully paid and nonassessable, with no liability on the part of the Holder.
11.OWNERSHIP, TRANSFER AND SUBSTITUTION OF WARRANTS
11.1Ownership of Warrants. The Company may treat any Person(s) in whose name this Warrant is registered on the register kept at the Chief Executive Office as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, except that, if and when this Warrant is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer thereof as the owner of this Warrant for all purposes, notwithstanding any notice to the contrary. This Warrant, if properly assigned, may be exercised by the new holder (as the Holder hereunder) without a new Warrant first having been issued subject to applicable securities laws and Section 1.6 hereof.
11.2Office; Transfer and Exchange of Warrants.
(a)The Company shall maintain an office (which may be an agency maintained at a bank) in the State of California where notices, presentations and demands in respect of this Warrant may be made upon it. Such office shall be the Company’s “Chief Executive Office,” until such time as the Company shall notify the Holders of any change of location of such office within the State of California.
(b)The Company shall cause to be kept at its Chief Executive Office a register for the registration and transfer of this Warrant. The names and addresses of the Holder, the transfer thereof and the names and addresses of any transferees of this Warrant shall be registered in such register. The Person(s) in whose names this Warrant shall be so registered shall be deemed and treated as the owner and Holder thereof for all purposes of this Warrant, and the Company shall not be affected by any notice or knowledge to the contrary.
(c)Subject to the transfer restrictions referred to in the legend herein and Section 1.6 hereof, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Holder, upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit II hereto) at the Company’s Chief Executive Office. Upon such surrender, the Company at its expense will execute and deliver to or upon the order of the applicable Holder a new Warrant or Warrants of like tenor, in the name of the Holder or as the Holder (upon payment by the Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces therefor for the number of Warrant Shares called for on the face or faces of the Warrant or Warrants so surrendered.

11.3Assistance in Disposition of Warrant or Warrant Shares. Notwithstanding any other provision herein, in the event that it becomes unlawful for the Holder to continue to hold this Warrant, in whole or in part, or some or all of the Warrant Shares held by it, or restrictions are imposed on the Holder by any statute, regulation or governmental authority which, in the judgment of the Holder, make it unduly burdensome to continue to hold the Warrant or Warrant Shares, the Holder may sell or otherwise dispose of the Warrant or Warrant Shares (subject to any restrictions on transfer described herein), and the Company agrees to provide reasonable assistance to the Holder in disposing of the Warrant or Warrant Shares in a prompt and orderly manner and, at the request of the Holder, to provide (and authorize the Holder to provide) financial and other information concerning the Company to any prospective purchaser of the Warrant or Warrant Shares owned by the Holder.
11.4Equity Conversion. If at any time after October 1, 2020, the Holder gives the Company written notice of the Holder’s desire to convert this Warrant or any Warrant Shares (the “Existing Securities”), the Company will use its commercially reasonable efforts to cause, within forty-five days of the Company’s receipt of such notice, all of the Existing Securities to be converted on a one-to-one basis into a warrant or other Equity Securities, as applicable, in each case having the same rights, preferences, privileges, and restrictions as the applicable Existing Securities (“Non-Voting Securities”) except that the holders of Non-Voting Securities will not have any right to vote on matters voted on by the Stockholders, except that the Company shall not, directly or indirectly, without the written consent of the Holder: (i) amend the Articles, (ii) reclassify any debt or Equity Securities, or consummate any corporate restructuring or reorganization, in any manner that disproportionately and adversely affects the rights, preferences or privileges of any Holder as compared to other holders of Equity Securities of the same class(es) represented by this Warrant (treating voting and non-voting Equity Securities as the same class), (iii) enter into, amend, modify, supplement, waive or fail to enforce any agreement, transaction, commitment or arrangement with or for the benefit of any of the Company’s or any of its subsidiary’s officers, directors, employees, equityholders or Affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such Person or individual owns a beneficial interest; provided, that, this clause (c) shall not apply to (1) agreements or other transactions between or among the Company and its wholly-owned subsidiaries, (2) the Company’s (or its subsidiaries’) performance of its obligations in accordance with the terms of existing agreements then in effect and (3) such entry into or amendments to agreements where the Company reasonably demonstrates that such agreement or amendment is on terms no less favorable to the Company than those that might be obtained at the time from an unaffiliated third party, (iv) commit or agree to any of the foregoing or (v) permit any of its subsidiaries to take any action which, if taken by the Company, would require the Holder’s consent. If the Holder gives the Company written notice at least forty-five days prior to a Widely Dispersed Offering by the Holder or its transferees, the Company will use its commercially reasonable efforts to cause each Non-Voting Security to be automatically converted on a one-to-one basis into that number of Existing Securities only upon the disposition thereof in connection with such Widely Dispersed Offering. For purposes of this Warrant, a “Widely Dispersed Offering” means (1) a widespread public distribution, (2) a private placement in which no one party acquires the right to purchase 2% or more of any class of voting Equity Securities (as such term is used for purposes of The Bank Holding Company Act of 1956, as amended) of the Company, (3) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widespread public distribution on behalf of the Holder or its transferees, or (4) to a party who would control more than 50% of the voting Equity Securities of the Company without giving effect to the Non-Voting Securities disposed by the Holder or its transferees.
11.5Replacement of Warrants. Upon receipt of reasonable evidence of the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction of any Warrant held by a Person other than a Purchaser or any other institutional investor to whom the Purchaser may Transfer this Warrant, upon delivery of indemnity satisfactory to the Company in form and amount or, in the case of any such mutilation, upon surrender of such Warrant for cancellation at the Company’s Chief Executive Office, the Company at its sole expense will execute and deliver, in lieu thereof, a new Warrant of like tenor and dated the date hereof.

12.REPRESENTATIONS AND WARRANTIES
12.1Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser as follows:
(a)each of the representations and warranties of the Credit Parties set forth in the Note Purchase Agreement are true and correct as of the date hereof, each such representation and warranty being hereby incorporated by reference herein, mutatis mutandis, for all purposes;
(b)the Company is not party to any contract, agreement or other arrangement which conflicts with the terms of this Warrant or any of the rights conferred to the Holder, or obligations imposed on the Company, hereby;
(c)subject to the accuracy of the representations and warranties of the Holders, the offer, sale, issuance and delivery of this Warrant in accordance with the terms herein will be exempt from the registration provisions of the Securities Act;
(d)subject to the accuracy of the representations and warranties of the Holders, the issuance of the Warrant Shares upon the exercise of this Warrant in accordance with the terms herein will be exempt from the registration provisions of the Securities Act;
(e)immediately after giving effect to transactions contemplated by this Warrant, (i)  the Company has duly authorized the issuance of the Warrant Shares and has reserved them and made them available for issuance and delivery upon exercise of this Warrant, (ii) the outstanding Equity Securities consists solely of this Warrant and the Equity Securities set forth on Schedule I hereto and (iii) each of the Company’s subsidiaries is directly or indirectly wholly-owned by the Company; and
(f)the number of Common Shares outstanding as of the date hereof on a fully diluted basis, which includes, without duplication, all Common Shares (i) issuable upon exercise of Options outstanding or (ii) issuable upon conversion or exchange of Convertible Securities (including this Warrant) outstanding (assuming exercise of any outstanding Options therefor) is 13,327,055.
12.2Representations and Warranties of the Holders. Each Holder represents and warrants to the Company and to each other Holder, as of the date such Person becomes a Holder, as follows:
(a)Organization and Qualification. Such Holder, if an entity, is a corporation, limited partnership or limited liability company, in either case duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.
(b) Status of the Holders. If such Holder is an entity, corporation, limited partnership or limited liability company, such Holder has not been formed for the specific purpose of acquiring the Securities pursuant to this Warrant.

(c)Authority; Enforceability. Such Holder has all requisite power and authority to execute and deliver this Warrant and to perform its obligations hereunder and to consummate the transactions contemplated hereby, and all action required on the part of such Holder for such execution, delivery and performance has been duly and validly taken. Assuming due execution and delivery by the Company, this Warrant constitutes the legal, valid and binding obligation of such Holder enforceable against such Holder in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles.
(d)Conflicts. Such Holder is not party to any contract, agreement or other arrangement which conflicts with the terms of this Warrant or any of the rights conferred to the Company, or obligations imposed on such Holder, hereby.
(e)Accredited Investor; Securities Laws Compliance.
(i)Such Holder (x) understands the term “accredited investor” as used in Regulation D and (y) is an “accredited investor” (as defined in Regulation D under the Securities Act) and (z) has such knowledge, skill and experience in business and financial matters, based on actual participation, that it is capable of evaluating the merits and risks of an investment in the Company and the suitability thereof as an investment for such Holder.
(ii)Except as otherwise contemplated by this Warrant, such Holder is acquiring this Warrant and any Warrant Shares for investment for its own account, not as a nominee or agent, and not with a view to any distribution or public offering of any part thereof in violation of applicable securities laws, and that the Holder has no present intention of selling, granting any participation in or otherwise distributing the same. By acknowledging this Warrant, the Holder further represents that the Holder does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Warrant or any of the Warrant Shares.
(iii)Such Holder understands that neither the Warrants nor the Warrant Shares have been, and will not be, registered under the Securities Act or any state securities law, by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act and such laws and that the Warrants and any Warrant Shares must be held indefinitely unless they are subsequently registered under the Securities Act and such laws or a subsequent disposition thereof is exempt from registration. Such Holder agrees that any certificates representing its Warrant Shares will bear the following legend and that such Warrant Shares will not be offered, sold or transferred in the absence of registration or exemption under applicable securities laws:

“THE SECURITIES REPRESENTED HEREBY (A) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE PLEDGED, SOLD, OFFERED FOR SALE, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER OR EXEMPTION FROM SUCH ACT AND ALL APPLICABLE STATE SECURITIES LAWS AND (B) ARE SUBJECT TO THE TERMS OF AND PROVISIONS OF A PURCHASE WARRANT, DATED OCTOBER 1, 2020, BY AND AMONG

CAPSTONE TURBINE CORPORATION (THE “COMPANY”) AND, FOR THE LIMITED PURPOSES SET FORTH THEREIN, SPECIAL SITUATIONS INVESTING GROUP II, LLC (AS SUCH WARRANT MAY BE SUPPLEMENTED, MODIFIED, AMENDED OR RESTATED FROM TIME TO TIME, THE “WARRANT”). A COPY OF THE WARRANT IS AVAILABLE AT THE OFFICES OF THE COMPANY.”

(iv)Such Holder has sufficient knowledge and experience in business and financial matters and with respect to investment in securities of companies similar to the Company so as to enable it to analyze and evaluate the merits and risks of the investment contemplated hereby and is capable of protecting its interest in connection with this transaction. Such Purchaser is able to bear the economic risk of such investment, including a complete loss of the investment.
(v)Disclosure of Information.  The Holder acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to invest in the Warrants and the Warrant Shares.
(vi)Such Holder is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act, including the Rule 144 condition that current information about the Company be made available to the public.
13.DEFINITIONS. As used herein, unless the context otherwise requires, the following terms have the respective meanings set forth below. All capitalized terms used and not defined below or otherwise defined herein shall have the respective meanings set forth in the Note Purchase Agreement:

“Affiliate” means, with respect to any person, any other person which directly or indirectly controls, is controlled by, or is under common control with, such person.

“Appraiser” means an independent nationally recognized investment banking firm mutually agreeable to the Holder and the Company. If the Holder and the Company cannot agree on an Appraiser within fifteen (15) days after the applicable Valuation Request, then, the Company, on the one hand, and the Holder, on the other hand, shall each select an Appraiser within fifteen (15) days of the applicable Valuation Request. Each such Appraiser shall then independently determine the applicable Fair Market Value within thirty (30) days after the applicable Valuation Request (or if the Holder or the Company fails to timely select an Appraiser as contemplated in the immediately preceding sentence, the Appraiser timely selected by the Company or the Holder, as applicable, shall make such determination). Other than with respect to securities that are publicly traded, the prevailing market prices for any security or property will not be dispositive of the Fair Market Value thereof. If each of the Holder and the Company timely selects an Appraiser and (a) the difference between the determinations of Fair Market Value by the Appraisers is less than twenty percent (20%), then the average of such determinations shall be the conclusive and binding determination of the applicable Fair Market Value or (b) the difference between the determinations of Fair Market Value by the Appraisers is equal to or more than twenty percent (20%), then the Appraisers shall jointly select one independent Appraiser to determine the Fair Market Value, and the selection of the new Appraiser and its determination of Fair Market Value shall be made within sixty (60) days after the applicable Valuation Request. Any and all fees, costs and other expenses of the Appraiser(s) shall be borne by the Company. The determination of the Fair Market Value pursuant to this definition and the definition of Fair Market Value shall be conclusive and binding on all applicable parties.

“Articles” means the Company’s Certificate of Incorporation, as described in the Note Purchase Agreement as of the date hereof, as the same may be amended, restated or otherwise modified from time to time in accordance with the terms thereof (and as permitted by this Warrant).

“Bloomberg” means Bloomberg Financial Markets.

“Board” has the meaning set forth in the Articles.

“Business Day” means any day other than a Saturday or a Sunday or a day on which commercial banking institutions in New York are authorized or obligated by law or executive order to be closed. Any reference to “days” (unless Business Days are specified) shall mean calendar days.

“Closing Sale Price” means, with respect to the Common Shares, the last trade price for the Common Shares on the Nasdaq Stock Market, as reported by Bloomberg Financial Markets, or, if such the Nasdaq Stock Market begins to operate on an extended hours basis and does not designate the last trade price, then the last trade price of such security prior to 4:00 P.M., New York City time, as reported by Bloomberg Financial Markets, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg Financial Markets, or, if no last trade price is reported for such security by Bloomberg Financial Markets, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the "pink sheets" by Pink Sheets LLC.  If the Closing Sale Price cannot be calculated for the Common Shares on a particular date on any of the foregoing bases, the Closing Sale Price of the Common Shares on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then the Board shall use its good faith judgment to determine the fair market value.  The Board’s determination shall be binding upon all parties absent demonstrable error.  All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

“Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Common Share” means the shares of the Company’s common stock, par value $0.001, per share.

“Company” has the meaning given to such term in the introduction to this Warrant and shall include any Person that shall succeed to or assume the obligations of the Company.

“Company Group” means the Company and its Affiliates.

“Equity Securities” means, with respect to the Company, all equity securities or other equity interests authorized from time to time, and any other securities, options, interests, participations or other equivalents (however designated) of or in the Company, whether voting or nonvoting, including options, warrants, phantom equity, equity appreciation rights, convertible notes or debentures, equity purchase rights, and all agreements, instruments, documents and securities convertible, exercisable, or exchangeable, in whole or in part, into any one or more of the foregoing. The Equity Securities, as of the date hereof, consist of Common Shares and the other Equity Securities set forth on Schedule I hereto.

“Exchange Act” means the Securities Exchange Act of 1934, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Fair Market Value” means as to securities or other property, the fair market value of such securities or property as mutually agreed upon by the Company and the Holders, assuming such securities or property is to be sold in an arm’s length transaction between a willing seller and a willing buyer as a going concern, without any Impairment Deductions (but, for the avoidance of doubt, taking into account any liquidation preference, redemption or similar right relating to this Warrant, to the extent applicable to the valuation in question), at the time of the transaction requiring the applicable determination of Fair Market Value pursuant to this Warrant (each such transaction, a “Valuation Event”). If the Company and the Holder are unable to agree on any calculation of Fair Market Value in accordance with the foregoing provisions within fifteen (15) days after the occurrence of any Valuation Event, then, upon the written request of either the Holder or the Company delivered at any time thereafter (the “Valuation Request”), the Fair Market Value of such securities and/or other property will be determined by the Appraiser in accordance with this definition and the definition of Appraiser.

“Filing Deadline” means, with respect to the Initial Registration Statement required to be filed pursuant to Section 7.2, March 31, 2021.

“Holder” means each and every holder or beneficial owner of any portion of this Warrant or any of the Warrant Shares, which shall initially be the Purchaser. For purposes of simplicity, this Warrant has been drafted in contemplation of one Holder. In the event that, at any given time, there shall be more than one Holder, (a) references to “Holder”, this “Warrant” and “Warrant Shares” shall mean each Holder and the portion of this Warrant and the Warrant Shares held by each such Holder, (b) all notices shall be delivered to each Holder in accordance with Section 22 and (c) with respect to any action, approval or consent of the Holder required or otherwise permitted pursuant to the provisions hereof (including Section 6), such action, approval or consent shall be deemed to have been taken, received or otherwise obtained if such action, approval or consent is taken, received or otherwise obtained by or from Requisite Holders, except that each Holder may, on an individual basis, exercise its portion of the Warrant. Without in any way limiting the foregoing, the term “Holder” shall include the Purchaser and each of their respective successors and/or assigns that at any time holds or otherwise owns any portion of this Warrant or the Warrant Shares.

“Impairment Deductions” means, with respect to the determination of the Fair Market Value of any securities or other property, any deduction for (d) liquidity considerations, (e) minority equityholder status or (f) any liquidation or other preference or any right of redemption in favor of any Equity Securities (other than any such preference or right in favor of this Warrant).

“Majority-in-Interest” means holders of Equity Securities of the Company accounting for fifty-one percent (51%) or more of the voting power of all of the Equity Securities.

“Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of February 4, 2019 by and among the Company, certain of its subsidiaries, the Purchasers party thereto, and Goldman Sachs Specialty Lending Holdings, Inc., as collateral agent (as amended, restated or otherwise modified from time to time).

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any federal, state, county or municipal governmental or quasi-governmental agency, department, commission, board, bureau, instrumentality or similar entity, foreign or domestic, having jurisdiction over either the Company or any Holder.

“Principal Trading Market” means the trading market on which the Common Shares are primarily listed on and quoted for trading, and which, as of the date hereof is The NASDAQ Stock Market.

“Purchaser Group” means the Purchaser and its Affiliates.

“Registrable Securities” means, (i) the Warrant Shares and (ii) any securities issued or issuable upon any conversion, exercise, stock split, dividend or other distribution, merger, consolidation, exchange, recapitalization or similar event with respect to the foregoing (including, for the avoidance of doubt, securities issued or issuable pursuant to Section 2 or 3 hereof); and provided, further, that with respect to a particular Holder, such Holder’s Warrant Shares shall cease to be Registrable Securities upon the earlier to occur of the following: (A) a sale pursuant to a registration statement or Rule 144 (in which case, only such securities sold by the Holder shall cease to be a Registrable Security); and (B) may be distributed pursuant to Rule 144 (or any successor rule) without limitation.

“Requisite Holders” means the Holder or, in the event that there are multiple Holders, the Holder or Holders that own or otherwise hold more than fifty percent (50%) of the aggregate Registrable Securities.

“Restricted Securities” means all of the following: (a) any Warrants bearing the legend or legends contained herein or substantially similar thereto, (b) any Warrant Shares that have been issued upon the exercise of this Warrant and that are evidenced by a certificate or certificates bearing the applicable legend or legends contained herein or substantially similar thereto and (c) unless the context otherwise requires, any Warrant Shares that are at the time issuable upon the exercise of this Warrant and that, when so issued, will be evidenced by a certificate or certificates bearing the applicable legend or legends contained herein or substantially similar thereto.

“Rights Plan” means the NOL Rights Agreement, dated May 6, 2016, between Capstone Turbine Corporation and Broadridge Financial Solutions, Inc. successor-in-interest to Computershare Inc. and any similar agreement.

“Sale Transaction” means any transaction pursuant to which (a) the Company sells or disposes (in one or a series of related sales or dispositions) of all or substantially all of the assets of the Company on a consolidated basis (other than inventory in the ordinary course of business), including any sale or disposition of the securities or assets of the subsidiaries of the Company, (b) the Company engages in any merger, consolidation, combination or similar transaction, (in one or a series of related transactions), such that the Majority-in-Interest immediately prior to the transaction or transactions will, immediately after such transaction or transactions, no longer constitute the Majority-in-Interest, (c) the Company engages in any transaction or series of related transactions that results in any change of control of the Company (as the term “control” is defined in Rule 405 the Securities Act), whether such change of control occurs through the sale of assets, Equity Securities or otherwise or (d) any other transaction constituting a “Change of Control” under the Note Purchase Agreement.

“Securities Act” means the Securities Act of 1933, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be amended and in effect at the time.

“Stockholder” means each holder of the Company’s Equity Securities.

“Trading Day” means a day on which the Principal Trading Market is open for trading.

“Transaction Documents” means this Warrant, the Note Purchase Agreement, and any document contemplated hereby or thereby.

“Transfer” means any direct or indirect sale, transfer, issuance, assignment, pledge or other disposition or conveyance of Equity Securities.

“Warrant” means this Purchase Warrant for Equity Securities, as the same may be amended, restated or otherwise modified from time to time, together with any and all replacement and/or substitute warrants issued with respect hereto.

“Warrant Shares” means any Equity Securities issued or issuable in connection with the exercise of this Warrant (as may be adjusted pursuant to the terms hereof) and shall include any Equity Securities into which such Warrant Shares shall have been changed or any Equity Securities resulting from any reclassification of such Warrant Shares, and all other Equity Securities of any class or classes (however designated) of the Company that entitle the Holder to a share (without limitation as to amount) of dividends or distributions of the Company.

“Weighted Average Price” means the dollar volume-weighted average price for the Common Shares on the Principal Trading Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Trading Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Trading Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as such market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.).

14.RESERVED.
15.INFORMATION RIGHTS. For so long as this Warrant is outstanding or the Purchaser or its Affiliates holds Equity Securities, the Company shall, at any time when the Company is not subject to Section 13(a) or 15(d) of the Exchange Act, or has not filed all the material required to be filed pursuant to Section 13(a) or 15(d) of the Exchange Act, provide the Holder with copies of any and all information that the Company is required to deliver pursuant to Sections 5.1(b) and 5.1(c) of the Note Purchase Agreement (as of the date hereof and regardless of any termination thereof), subject to limitations set forth in Section 5.1(t) of the Note Purchase Agreement.
16.MULTIPLE HOLDERS; VOTING RIGHTS; NO LIABILITIES AS A STOCKHOLDER
16.1Multiple Holders. In the event that there shall be multiple Holders, each Holder agrees that (a) no other Holder will by virtue of this Warrant or exercise thereof be under any fiduciary or other duty to give or withhold any consent or approval under this Warrant or to take any other action or omit to take any action under this Warrant and (b) each other Holder may act or refrain from acting under this Warrant as such other Holder may, in its discretion, elect.
16.2No Liabilities As a Stockholder. Nothing contained in this Warrant shall be construed as imposing any obligation on any Holder to purchase any securities or as imposing any liabilities on any Holder as a holder of Equity Securities, whether such obligation or liabilities are asserted by the Company or by creditors of the Company.
17.NO EFFECT ON LENDER RELATIONSHIP. The Company acknowledges and agrees that, notwithstanding anything in this Warrant to the contrary, nothing contained in this Warrant shall affect,

limit or impair the rights and remedies of the Purchaser or any of its Affiliates (a) in its or their capacity as a lender or as agent for lenders to the Company or any of its subsidiaries pursuant to any agreement under which the Company or any of its subsidiaries has borrowed money, including the Note Purchase Agreement, or (b) in its or their capacity as a lender or as agent for lenders to any other Person who has borrowed money. Without limiting the generality of the foregoing, any such Person, in exercising its rights as a lender, including making its decision on whether to foreclose on any collateral security, will have no duty to consider (x) its or any of its Affiliates’ status as a Holder, (y) the interests of the Company or its subsidiaries or (z) any duty it may have to any holder of Equity Securities (including any other Holder, in the event that there shall be multiple Holders), except as may be required under the applicable loan documents or by commercial law applicable to creditors generally. No consent, approval, vote or other action taken or required to be taken by the Holder in such capacity shall in any way impact, affect or alter the rights and remedies of the Purchaser or any of its Affiliates as a lender or agent for lenders.

18.CORPORATE OPPORTUNITIES AND CONFLICTS OF INTEREST
18.1General. In recognition and anticipation (a) that the Purchaser will be a significant equityholder of the Company, (b) that the Purchaser Group may, directly or indirectly, through ownership interests in a variety of enterprises, engage in activities that overlap with or compete with those in which the Company Group, directly or indirectly, may engage, (c) that the Purchaser Group may have an interest in the same areas of corporate opportunity as the Company Group and (d) that, as a consequence of the foregoing, it is in the best interests of the Company Group that the respective rights and duties of the Company Group and of the Purchaser Group, and the duties of any other Person in service to the Company Group who are also directors, officers or employees of the Purchaser Group, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, the Company Group, on the one hand, and the Purchaser Group, on the other hand, the provisions of this Section 18 shall to the fullest extent permitted by law regulate and define the conduct of certain of the business and affairs of the Company Group in relation to the Purchaser Group and the conduct of certain affairs of the Company Group as they may involve the Purchaser Group, their respective officers, directors and employees, and the power, rights, duties and liabilities of the Company Group and its officers, directors and equityholders in connection therewith. The Stockholders and any Person purchasing or otherwise acquiring this Warrant or any Warrant Shares, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this Section 18.
18.2Duties of the Purchasers. Each of the Company and each Holder (on its behalf and on behalf of its respective Affiliates) acknowledges and agrees that, notwithstanding anything to the contrary in this Warrant or otherwise (including any actions or omissions by representatives of the Purchaser Group in whatever capacity):
(a)nothing herein or therein shall create a fiduciary duty of the Purchaser Group, or any officer, director or employee of the Purchaser Group, to the Company Group or any of its equityholders;
(b)nothing herein or therein be construed as the Purchaser Group acting as a financial advisor, agent or underwriter to the Company Group or otherwise on behalf of the Company Group unless retained to provide such services pursuant to a written agreement (separate from any Transaction Document);
(c)except as otherwise agreed in writing pursuant to a written agreement (separate from any Transaction Document), the Purchaser Group, to the fullest extent permitted by law has no duty to refrain from (i) engaging in the same or similar activities or lines of business as the

Company Group or (ii) doing business with any client, customer or vendor of the Company Group; and
(d)if the Purchaser Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company Group and the Purchaser Group, then each of the Company and each Holder (that is not a member of the Purchaser Group), to the fullest extent permitted by law, renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Company Group and, in the case of any such corporate opportunity, the Purchaser Group shall to the fullest extent permitted by law not be liable to the Company Group, any Stockholder or any Holder (or any of their respective Affiliates) or any other equity holder of the Company Group, as an equity holder of the Company by reason of the fact that the Purchaser Group acquires or seeks such corporate opportunity for themselves, direct such corporate opportunity to another Person or otherwise does not communicate information regarding such corporate opportunity to the Company Group.
18.3Corporate Opportunities Defined. For purposes of this Section 18, “corporate opportunities” shall include, but not be limited to, business opportunities that the Company Group is financially able to undertake, that are, from their nature, in the line of the Company Group’s business, that are of practical advantage to it and that are ones in which the Company Group, but for the provisions of Section 18.2, would have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of the Purchaser Group or their officers or directors will be brought into conflict with that of the Company Group.
19.NON PROMOTION. The Company agrees that it will not (and will cause its Affiliates not to), without the prior written consent of the Purchaser, in each instance, (a) use in advertising, publicity, or otherwise any name of the Purchaser Group, or any partner or employee of the Purchaser Group, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by the Purchaser Group, except as required for any filings pursuant to applicable federal and state securities laws or (b) represent, directly or indirectly, that any product or any service provided by the Company Group has been approved or endorsed by such Purchaser Group.
20.USE OF LOGO. Each of Company and its Affiliates grants the Purchasers permission to use any name or logo of the Company Group in any marketing materials of the Purchaser Group. The Purchaser Group shall include a trademark attribution notice giving notice of the Company Group’s ownership of its trademarks in the marketing materials in which the Company Group’s name and logo appear.
21.LOCK-UP LIMITATIONS. Notwithstanding anything in this Warrant, none of the provisions of this Warrant shall in any way limit the Purchaser Group from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of their business. Notwithstanding anything to the contrary set forth in this Warrant, any restrictions set forth in this Warrant shall not apply to equity interests acquired by the Purchaser Group following the effective date of the first registration statement of the Company covering Equity Securities to be sold on behalf of the Company in an underwritten public offering
22.NOTICES
22.1Manner of Delivery. Any notice or other communication in connection with this Warrant shall (a) if delivered personally, be deemed received upon delivery; (b) if delivered by telecopy or electronic mail, be deemed received on the Business Day of confirmation; (c) if delivered by certified mail, be deemed received upon actual receipt thereof or three Business Days after the date of deposit in the United States mail, as the case may be; and (d) if delivered by nationally recognized overnight delivery service, be deemed received the Business Day after the date of deposit with the delivery service.

22.2Place of Delivery. Any notice or other communication in connection with this Warrant shall be delivered to the following address (a) if to the Holder, to the address set forth on the signature page hereto (or any other address that the Holder may designate by written notice to the Company in accordance with this Section 22) with a copy of such notice delivered by electronic mail, (b) if to the Company, to the attention of its Chief Executive Officer or President at its Chief Executive Office; provided, however, that the exercise of any Warrant shall be effective only in the manner provided in Section 1.
23.WAIVERS; AMENDMENTS. Any provision of this Warrant may be amended or waived with the written consent of the Company and the Holder (or, for the avoidance of doubt, if there are multiple Holders, then the Holder or Holders constituting the Requisite Holders). Any amendment or waiver effected in compliance with this Section 23 shall be binding upon the Company and the Holder. In the event that there shall be multiple Holders, the Company shall give prompt notice to each Holder of any amendment or waiver effected in compliance with this Section 23. No failure or delay of the Company or the Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereon or the exercise of any other right or power. No notice or demand on the Company in any case shall entitle the Company to any other or future notice or demand in similar or other circumstances. The rights and remedies of the Company and the Holder hereunder are cumulative and not exclusive of any rights or remedies which it would otherwise have.
24.INDEMNIFICATION.
24.1Generally. Without limitation of any other provision of this Warrant or any agreement executed in connection herewith, the Company agrees to defend, indemnify and hold the Holder, its respective affiliates and direct and indirect partners (including partners of partners and stockholders and members of partners), members, stockholders, directors, officers, employees and agents and each person who controls any of them within the meaning of Section 15 of the Securities Act, or Section 20 of the Exchange Act (collectively, the “Holder Indemnified Parties” and, individually, a “Holder Indemnified Party”) harmless from and against any and all damages, liabilities, losses, taxes, fines, penalties, reasonable costs and expenses (including reasonable fees of a single counsel representing the Holder Indemnified Parties), as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any such Holder Indemnified Party (“Losses”), based upon, arising out of, or by reason of (i) any breach of any representation or warranty made by the Company in this Warrant or any other agreement executed in connection herewith, (ii) any breach of any covenant or agreement made by the Company in this Warrant or in any other agreement executed in connection herewith, or (iii) any third party or governmental claims relating in any way to such Holder Indemnified Party’s status as a security holder, creditor, director, agent, representative or controlling person of the Company or otherwise relating to such Holder Indemnified Party’s involvement with the Company (including any and all Losses under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, which relate directly or indirectly to the registration, purchase, sale or ownership of any securities of the Company or to any fiduciary obligation owed with respect thereto), including in connection with any third party or governmental action or claim relating to any action taken or omitted to be taken or alleged to have been taken or omitted to have been taken by any Holder Indemnified Party as security holder, director, agent, representative or controlling person of the Company or otherwise, alleging so-called control person liability or securities law liability;

provided, however, that the Company will not be liable to the extent (and then solely to such extent) that such Losses arise from and are based on (a) an untrue statement or omission or alleged untrue statement or omission in a registration statement or prospectus which is made in reliance on and in conformity with written information furnished to the Company by or on behalf of such Holder Indemnified Party, or (b) conduct by a Holder Indemnified Party which constitutes fraud or willful misconduct.

24.2Other Indemnitors. The Company hereby acknowledges that certain of the Holder Indemnified Parties have certain rights to indemnification, advancement of expenses or insurance provided by the Purchaser Group (collectively, the “Other Indemnitors”). The Company hereby agrees that (i) to the extent legally permitted and as required by the terms of this Warrant (or by the terms of any other agreement between the Company and a Holder Indemnified Party), (1) the Company is the indemnitor of first resort (i.e., its obligations to each Holder Indemnified Party are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Holder Indemnified Party are secondary) and (2) the Company shall be required to advance the full amount of expenses incurred by a Holder Indemnified Party and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement, without regard to any rights that a Holder Indemnified Party may have against the Other Indemnitors and (ii) the Company irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect of any of the matters described in clause (a) of this sentence for which any Holder Indemnified Party has received indemnification or advancement from the Company. The Company further agrees that no advancement or payment by the Other Indemnitors on behalf of any Holder Indemnified Party with respect to any claim for which a Holder Indemnified Party has sought indemnification from the Company shall affect the foregoing and that the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Holder Indemnified Party against the Company.
24.3Certain Limitations. If the indemnification provided for in Section 24.1 above for any reason is held by a court of competent jurisdiction to be unavailable to a Holder Indemnified Party in respect of any Losses referred to therein, then the Company, in lieu of indemnifying such Holder Indemnified Party thereunder, shall contribute to the amount paid or payable by such Holder Indemnified Party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Holder, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Holder in connection with the action or inaction which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company and the Holder shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Holder and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
24.4Other. Each of the Company and the Holder agrees that it would not be just and equitable if contribution pursuant to Section 24.2 were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The rights to indemnification provided to the Purchaser (and any other Person who becomes a Holder) and the other Holder Indemnified Parties in this Section 24 shall survive the termination, exchange, exercise or transfer of this Warrant (or Warrant Shares, as applicable). The Holder Indemnified Parties are express third party beneficiaries of the terms of this Section 24.

25.MISCELLANEOUS.
25.1Expenses. Except as otherwise provided in this Warrant, the Company shall pay all reasonable expenses of the Holder, including reasonable legal expenses, in connection with the preparation of the Warrant, any waiver or consent hereunder or any amendment or modification hereof (regardless of whether the same becomes effective), or the enforcement of the provisions hereof.
25.2Successors and Assigns. All the provisions of this Warrant by or for the benefit of the Company or the Holder shall bind and inure to the benefit of their respective successors and assigns.
25.3Severability. In case any one or more of the provisions contained in this Warrant shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Furthermore, in lieu of any such invalid, illegal or unenforceable provision, there shall be added automatically as a part of this Warrant a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be legal, valid and enforceable, unless the requisite parties separately agree to a replacement provision that is valid, legal and enforceable.
25.4Equitable Remedies. Without limiting the rights of the Company and the Holder to pursue all other legal rights available to such party (including equitable remedies) for the other parties’ failure to perform its obligations hereunder, the Company and the Holders each hereto acknowledge and agree that the remedy at law for any failure to perform any obligations hereunder (or any failure to observe the terms of this Warrant by any Stockholder) would be inadequate and that each shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.
25.5Continued Effect. Notwithstanding anything herein to the contrary, the rights and benefits conferred on the Holder pursuant to the provisions hereof (including Section 2, Section 3, Section 4, and Section 5 and any covenants made by the Company) shall continue to inure to the benefit of, and shall be enforceable by, the Holder, notwithstanding the surrender of the Warrant to, and its cancellation by, the Company upon the full or partial exercise or repurchase hereof. The Holder shall be entitled to retain a copy of this Warrant as evidence of the continued effect of the provisions hereof. The Company covenants and agrees not to become party to any contract, agreement or other arrangement which adversely impacts or affects any of the rights conferred to the Holder, or conflicts with the obligations imposed on the Company, hereby.
25.6Governing Law. THIS WARRANT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCEPT AS OTHERWISE REQUIRED BY MANDATORY PROVISIONS OF LAW.
25.7Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS WARRANT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

25.8Construction. The section headings used herein are for convenience of reference only and shall not be construed in any way to affect the interpretation of any provisions of this Warrant. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant. Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Warrant clearly requires otherwise, words importing the masculine gender include the feminine and neutral genders and vice versa. The terms “include,” “includes” or “including” mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Warrant, refer to this Warrant as a whole and not to any particular section or article in which such words appear. Except to the extent expressly provided herein, the Holder’s exercise of any rights under this Warrant, including with respect to the granting or withholding of any consent required hereunder, may be done at the sole discretion of the Holder.
25.9Counterparts. This Warrant may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together, shall be deemed to be one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the date hereof.

COMPANY:

CAPSTONE TURBINE CORPORATION

By:/s/ Darren Jamison

Name:Darren Jamison

Title: President & CEO

The undersigned is executing this Warrant as of the date hereof to make the representations and warranties set forth in Section 12.2 of this Warrant and to evidence its consent to, and, to the extent applicable, its agreement to be bound by, the provisions of Sections 6, 14, 16, 17 and 18 of this Warrant (and the defined terms referenced therein) for the benefit of the Company and each other Holder.

PURCHASER:

SPECIAL SITUATIONS INVESTING GROUP II, LLC

By:/s/ Justin Betzen

Name:Justin Betzen

Title: Authorized Signatory

Address for Notices:

Special Situations Investing Group II, LLC

200 West Street

New York, New York 10282

Attn: AmSSG Legal Department

with a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attn: Marc Rotter

Schedule I

Shares Outstanding (as of September 30, 2020)	11,073,286
Outstanding Awards	453,609
Outstanding Options	8,923
September 19 Warrants	765,000
April 16 Warrants	217,875
October 16 Warrants	54,000
Fully diluted shares (as of September 30, 2020)	12,572,693
February 4, 2019 Warrants	463,067
This Warrant	291,295
Total fully diluted shares after transaction	13,327,055

Exhibit I

FORM OF SUBSCRIPTION

[To be executed only upon exercise of Warrant]

To [____________________________]

The undersigned registered Holder of the within Warrant hereby irrevocably exercises such Warrant for, and purchases thereunder, ______ Common Shares and herewith makes payment of $_________ therefor, and requests that the certificates for such Common Shares be issued in the name of, and delivered to _______________________, whose address is __________________________.

Dated:

(Signature must conform in all respects to name of Holder as specified on the face of Warrant)

(Street Address)

(City)(State)(Zip Code)

Exhibit II

FORM OF ASSIGNMENT

[To be executed only upon transfer of Warrant]

For value received, the undersigned registered Holder of the Warrant (the “Transferor”) hereby sells, assigns and transfers unto _________________________ (the “Transferee”) the rights represented by such Warrant to purchase a number of shares of duly authorized, validly issued, fully paid and nonassessable Common Shares of CAPSTONE TURBINE CORPORATION (the “Company”), to which and such Warrant relates, and appoints ____________________________ as its attorney-in-fact to make such transfer on the books of the Company maintained for such purpose, with full power of substitution in the premises. The Transferee makes the representations and warranties set forth in Section 12.2 of the Warrant, and consents to, and, to the extent applicable, agrees to be bound by, the provisions of Sections 14, 16, 17 and 18 of the Warrant (and the defined terms referenced therein) for the benefit of the Company and each other Holder.

Dated: _________ __, _____

Transferor:

(Signature must conform in all respects to name of Holder as specified on the face of Warrant)

(Street Address)

(City)(State)(Zip Code)

Transferee:

(Signature must conform in all respects to name of Holder as specified on the face of Warrant)

(Street Address)

(City)(State)(Zip Code)